                                                                                                                 Ingersoll-Rand Company Limited
                                                                                                                 Clarendon House
                                                                                                                 2 Church Street
                                                                                                                 Hamilton HM 11
                                                                                                                 Bermuda

                                                                                                                 www.irco.com

                                                                                                                 NEWS RELEASE

Contact:            Paul Dickard (Media Contact)
                        (201) 573-3120
                        (201) 310-0676 (cell)

                        Joseph Fimbianti (Analyst Contact)
                        (201) 573-3113

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Ingersoll-Rand Reports Results of Voting from its Annual General Meeting

Hamilton, Bermuda, May 29, 2003-Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, held its Annual General Meeting of shareholders today at its Davidson, North Carolina, facility.  The items acted upon by the company's shareholders included nominations for four members of IR's board of directors, the appointment of independent auditors, and a shareholder proposal regarding the company's reincorporation in Bermuda.

Each of the individuals nominated for the board of directors, George W. Buckley, Theodore E. Martin, Patricia Nachtigal, and Richard J. Swift, received at least 95.1% of the votes cast in favor of his or her election.

PricewaterhouseCoopers received 92.4% of the votes cast in favor of its appointment as the company's independent auditor, with 7.6% opposed.

The shareholder proposal involved a nonbinding vote seeking IR's reincorporation as a U.S.-based company.  Of the votes cast, 58.6% voted against the proposal and 41.4% voted in favor.

"The results of the vote on this proposal indicate that many shareholders wish us to remain sensitive to the impact of reincorporation on our company," said Herbert L. Henkel, chairman, president and chief executive officer.  "We will continue to monitor changes in legislation that might affect our business, and continue to evaluate the advantages and disadvantages of maintaining our current corporate structure."

IR is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure.  The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and retail refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; PowerWorks microturbines; and Ingersoll-Rand industrial and construction equipment. In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets.  Further information on IR can be found on the company's web site at www.irco.com.

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